Exhibit 10.1

CONFIDENTIAL RELEASE AND TERMINATION AGREEMENT

This Confidential Release and Termination Agreement (“Agreement”) is entered into by and between Robert Pons (“Mr. Pons”) and PTGi International Carrier Services, Inc. (“Employer”), a wholly owned subsidiary of HC2 Holdings, Inc. (“HC2”).
WHEREAS, Employer retained Mr. Pons as an employee which employment relationship terminated without cause on January 5, 2017; and
WHEREAS, Mr. Pons and Employer desire to memorialize their agreement regarding the terms of the termination of his employment relationship with Employer in this Agreement.
NOW, THEREFORE, in consideration for the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and receipt of which each party expressly acknowledges, Mr. Pons and Employer agree as follows:
1. Employment Termination Date. Both parties acknowledge and agree that Mr. Pons’s employment relationship with Employer ended effective January 5, 2017 (“Termination Date”) and that Employer has paid Mr. Pons all compensation, in whatever form due to him through the Termination Date. Each party agrees that the other party either has complied with or waives against the other party all written notice requirements for termination of the employment relationship.
2,    Termination Payments.  Provided that Mr. Pons complies with the terms of this Agreement and he signs, dates, and returns this Agreement to Employer no later than April 4, 2017, without revoking it, Employer will pay to Mr. Pons and his attorneys THREE HUNDRED THOUSAND ($300,000) DOLLARS as follows:
(A) TWO HUNDRED THIRTY THREE THOUSAND ($233,333) DOLLARS less applicable tax withholdings, paid immediately after the revocation period in Paragraph 12 below expires, paid directly to Mr. Pons in the same manner as Employer paid his salary; and
(B) SIXTY SIX THOUSAND SIX HUNDRED SIXTY SEVEN ($66,667) DOLLARS payable by 1099 paid immediately by check after the revocation period in Paragraph 12 below expires, to Mr. Pons’s attorneys, Sack & Sack, LLP (as directed by Mr. Pons and in respect of his legal fees in connection with this Agreement).
3.    Total Payments and Benefits. The payments and benefits described in this Agreement constitute the entirety of the monies and benefits that Employer, their affiliates, and their respective related companies shall be required to pay to Mr. Pons. Mr. Pons hereby expressly waives any right to any payment or benefit not described in this Agreement based upon his status as a consultant, former consultant, board member, employee, shareholder or any other relationship to Employer, HC2 or any of their affiliates and their respective related companies.

4.    Return of Employer Property. Mr. Pons represents and warrants that he has returned to Employer all of its property in his possession or under his control including, but not limited to, all Employer credit cards, tapes, records, manuals, files, keys, security cards, equipment, electronic devices, computers, confidential and proprietary information, and all copies thereof.
5.    Confidential Information. Mr. Pons agrees that he will not, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, Mr. Pons will use his reasonable best efforts to consult with the Company prior to responding to any such order or subpoena, use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to members of the Board or any of its affiliates, the Company or any of its affiliates or to the management of the Company or any of its affiliates), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information (i) relating to the Company or any of its affiliates; or (ii) that the Company or any of its affiliates may have received belonging to customers or others who do business with the Company or any of its affiliates (collectively, “Confidential Information”) to any third Person unless such Confidential Information has been previously disclosed to the public generally or is in the public domain (other than by reason of Mr. Pons’ breach of this Paragraph 5). For the purposes of this Agreement, “Person” shall mean any natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
6.    Non-Disparagement. Mr. Pons agrees that he will neither, directly or indirectly, engage in any conduct or make any statements disparaging or criticizing in any way the Company, HC2 or any of their respective affiliates, or any of their personnel nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company, HC2 or any of their affiliates, the reputation of the Company, HC2 or any of their affiliates, except to the extent required by law, and then only after consultation with the Company to the extent possible, or to enforce the terms of this Agreement. It is understood that by the parties that the general release and the covenants in Paragraphs 5 and 6 hereof are essential consideration for this Agreement and an award of damages may be made for violation thereof. Any such award will not affect the enforceability of the general release of all claims by Mr. Pons.
7.    General Release. Mr. Pons, on behalf of himself, his agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, legal representative and attorneys agree to fully, finally, and forever release and discharge Employer and HC2, and each and all of their respective predecessors, successors, assigns, affiliates, and portfolio companies (including affiliated and managed funds), and each of the foregoing’s past, present, and future owners, members, partners, principals, fiduciaries, trustees, directors, officers, agents, employees, attorneys, representatives, shareholders and the predecessors, successors, and assigns (collectively referred to as “the Released Parties”), from any and all claims, promises, liabilities, debts, losses, damages, attorneys’ fees, causes of action, and demands of any nature whatsoever in law or in equity, both known or unknown, asserted or unasserted, foreseen or unforeseen, which Mr. Pons ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date that he signs this Agreement including, but not limited to, any and all claims related in any way to Mr. Pons’s retention or cessation of his employment relationship with Employer or its affiliates (including HC2). This release shall be construed as broadly as possible and shall also extend to release each and all of the Released Parties, without limitation, from any and all claims that could have been asserted by Mr. Pons or on his behalf against any of the Released Parties in any federal, state, or local court, commission, department, or agency, or under any common law theory or under any contract, tort, employment, federal, state, or local law, regulation, ordinance, or executive order including under the following employment laws as amended from time to time: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the New York Human Rights Law, the New York City Human Rights Law, and the Illinois Human Rights Act. Mr. Pons represents and warrants that he has not filed or initiated any legal proceeding against any of the Released Parties and that no such legal proceeding has been filed or initiated on his behalf. Notwithstanding the above, this General Release does not apply to any claim that cannot be waived under applicable law.
8.    Rights Reserved. Nothing in this Agreement shall prohibit or restrict Mr. Pons from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board, if applicable to his employment, about this Agreement or its underlying facts and circumstances or filing a charge with or participating in an investigation conducted by any governmental agency or authority; however, this Agreement does prevent Mr. Pons, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the claims he has released in this Agreement. This Agreement shall not affect Mr. Pons’ rights under the OWBPA (if applicable to Mr. Pons) to have a judicial determination of the validity of this Agreement and does not purport to limit any right Mr. Pons may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the EEOC or other investigative agency. This Agreement does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.
9.    Communication with Employer Investors. Mr. Pons agrees not to knowingly contact any investor in Employer. Should any such investor contact Mr. Pons, he agrees to refrain from communicating with that investor and will immediately communicate to Employer’s General Counsel, Paul Robinson, the circumstances of the investor contact.
10.    Confidential Agreement. The terms of this Agreement are confidential. Accordingly, Mr. Pons agrees not to disclose the terms of this Agreement to anyone other than to his spouse, attorneys, and accountants, except as required by law. Should Mr. Pons disclose the terms of this Agreement to any of those individuals, he shall ensure that those individuals abide by the nondisclosure provisions of this Paragraph. Should Mr. Pons be required by law to disclose any term of this Agreement, he agrees to give Employer prompt notice of the circumstances so that Employer has an opportunity to challenge such disclosure in court.
11.    Entire Agreement. This Agreement shall constitute the entire agreement and understanding of Mr. Pons and Employer with regard to the matters described herein, and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between Mr. Pons and Employer.
12.    Review and Revocation Periods. Mr. Pons acknowledges that (i) he has had sufficient time to review and understand the terms and effect of this Agreement, (ii) he understands the terms and effect of this Agreement, (iii) he may take up to twenty-one days to consider whether to execute this Agreement, (iv) he has been advised to consult with an attorney prior to executing this Agreement, and

(v) he knowingly and voluntarily executes this Agreement intending to be bound by its terms. Mr. Pons understands that he may revoke this Agreement within seven days from the date of his signing this Agreement upon providing written notice of such revocation to Paul Robinson at probinson@chc2.com and 450 Park Avenue, New York, New York 10022. If Mr. Pons does not revoke this Agreement within that seven-day period, this Agreement will become effective on the eighth day following the date of his signing this Agreement and he shall have no further right to revoke this Agreement.
13.    No Admission of Liability. Mr. Pons agrees that neither this Agreement nor the furnishing of the consideration for the general release as set forth in this Agreement will be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.
14.    Binding Effect; Assignment. This Agreement will inure to the benefit of and be binding on the Company and its respective successors and permitted assigns. This Agreement will also be binding on and inure to the benefit of Mr. Pons and his heirs, executors, administrators, successors and legal representatives. This Agreement will not be assignable by any party hereto without the prior written consent of the other parties hereto, provided that the Company may assign this Agreement to any successor to the Company without prior written approval of Mr. Pons.
15.    Counterparts. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument. Facsimile or electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of enforcement and construction of this Agreement.
16.    Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to conflicts of laws provisions thereof.

MR. PONS AND EMPLOYER EACH EXPRESSLY AFFIRMS THAT EACH HAS READ THIS AGREEMENT, EACH UNDERSTANDS ITS TERMS, AND EACH INTENDS TO BE BOUND THEREBY.

ROBERT Pons             EMPLOYER

/s/ Robert M. Pons                By: /s/ Craig Denson
President and Chief Executive Officer

Dated: April 3 , 2017            Dated: April 4 , 2017

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